Exhibit 99.1
EVERI REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth quarter Revenues increased 13.8% to $119.5 million

•	Fourth quarter Net income improved to $4.2 million from a loss of $25.0 million and Diluted Earnings per Share improved to $0.06 from a loss of $(0.37)

•	Adjusted EBITDA increased 6.4% to $54.6 million
Provides Outlook for 2019 Growth in Revenue, Adjusted EBITDA and Free Cash Flow
Announces Strategic FinTech Tuck-in Acquisition

Las Vegas, NV - March 12, 2019 - Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2018.
Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our fourth quarter results reflect continued strong customer demand for new products across our business segments as we achieved our tenth consecutive quarter of revenue and Adjusted EBITDA growth and generated record fourth quarter revenue and Adjusted EBITDA. Fourth quarter revenue rose 13.8% to $119.5 million and Adjusted EBITDA increased 6.4% to $54.6 million. Ongoing market share gains in both our Games and FinTech segments are driving notable and consistent improvement across virtually all of our key performance indicators, including a record level of full year unit sales, our highest ever year-end installed base, five consecutive quarters of daily win per unit growth, and consistent year-over-year growth in cash access services revenue, kiosk sales and compliance product-related revenue. As a result of the increases across these and other key performance metrics, 2018 full year consolidated revenue rose 14.3% to $469.5 million and Adjusted EBITDA increased 8.3% to a record $230.4 million. We also recorded four consecutive quarters of positive net income and diluted earnings per share and reached an inflection point in the acceleration of our free cash flow, as this metric nearly doubled to $24.8 million.”

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2018	2017
	(in millions, except per share amounts)
Revenues (1)	$119.5	$105.0

Operating income (2)	$17.2	$18.1

Net income (loss) (2)(3)	$4.2	$(25.0)

Net earnings (loss) per diluted share (2)(3)	$0.06	$(0.37)

Diluted shares outstanding	74.0	67.8

Adjusted EBITDA (4)	$54.6	$51.3

(1)
Revenues for the three months ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net loss, net loss per diluted share, or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)
Operating income, net income and net earnings per diluted share for the three months ended December 31, 2018 included approximately $0.4 million of non-recurring operating expenses related to professional service fees and net income and net earnings per diluted share for the three months ended December 31, 2018 included a tax benefit of approximately $7.4 million primarily related to the reversal of a portion of the valuation allowance on certain deferred tax assets.

(3)
Net loss and net loss per diluted share for the three months ended December 31, 2017 included a $37.1 million loss on the extinguishment of debt incurred in connection with the Company’s repricing of its First Lien Term Loan and refinancing of its Senior Unsecured Notes, and $23.8 million of income tax benefit primarily related to a provisional tax benefit for the impact of the U.S. Tax Cuts and Jobs Act of 2017.

(4)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow and Adjusted EBITDA Margin on as Comparable Basis provided at the end of this release.

Mr. Rumbolz added, “The investments we have made in our FinTech and Games product portfolios over the last several years have led to a greater range of products and services that are delivering higher value to casino operators and better experiences for their guests. As a result, we are expanding our presence on casino floors in both business segments. Our FinTech solutions offer industry-leading convenience and efficiency and we continue to innovate in our core products and product extensions, enabling us to meet new and evolving market demands. Our FinTech market share continues to grow reflecting high customer retention levels, our ability to secure the majority of new casino agreements and consistent competitive wins. The expansion of our product offerings in the Games business, including the introduction of new cabinets and games, provides us with the ability to address new segments of the slot floor and is helping this segment achieve our growth goals. Our unit sales and ship share continue to improve, and we have established a product pipeline that we expect will drive ongoing improvements in our high-margin gaming operations business. It is important to note, we generated a more than 70% increase in our 2018 year-end installed base of high performing wide-area progressive units, which helped drive consistent improvement in our daily win per unit. We are also beginning to reap the benefits of our efforts to leverage our game development capabilities and technology platform in the Interactive gaming space.
“Throughout 2018 we executed on key initiatives which led to consistent improvement in our financial performance which we believe provides the foundation for future growth. We expect 2019 will demonstrate additional operating performance momentum, including our expectation for full-year 2019 Adjusted EBITDA growth to a range of $252 million to $255 million. Reflecting our improving financial outlook and our diligence on return-focused investment across the business, 2019 will also highlight our ability to continue generating accelerating levels of free cash flow.”

Acquisition of Self-Service Casino Loyalty Enrollment and Marketing Platform

Everi also announced today that it recently acquired certain casino gaming-related assets from a leading provider of casino loyalty and marketing solutions. The acquired assets include existing technology related to self-service kiosks and a marketing platform as well as other intellectual property. The Company also acquired a portfolio of over 50 customer contracts representing over 100 casino locations where the platform is currently installed that provide a stream of high-margin recurring revenue related to software maintenance and support. The Company paid $20 million of the $40 million purchase price from cash balances on hand. The Company expects to pay the balance over the next two years as well as contingent earnout consideration of an additional $10 million at the end of a two-year earnout period also from cash balances on hand. The tuck-in acquisition is expected to be immediately additive to the Company’s Adjusted EBITDA and improves Everi’s ability to generate additional free cash flow.
The acquisition enhances the Company’s existing, market-leading financial technology solution portfolio by adding new touch-points for gaming patrons at customer locations and a new player loyalty and marketing focused business line. Everi intends to leverage its powerful gaming network to add valuable transactional information for customers.
Mr. Rumbolz, said, “The addition of this market-leading player loyalty platform enhances our existing FinTech solution offering. It supplements our existing Information Solutions capabilities, expands our products and services into a new and growing business segment of Marketing Information Services, and provides opportunities to achieve greater future growth.
“Our ability to integrate this robust player loyalty platform with our payment solutions and growing compliance suite through our already powerful proprietary network further differentiates our comprehensive offerings and enhances the overall value proposition of the FinTech services we provide to our customers. We believe this attractive tuck-in acquisition fits perfectly into our strategy of delivering products and services that are focused on improving the guest experience, growing our FinTech transactional base and creating operating efficiencies for our customers.”

Fourth Quarter 2018 Results Overview
Revenues are presented herein on a comparable basis (see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release for a reconciliation of 2017 amounts as reported to as adjusted).
Revenues for the fourth quarter of 2018 increased 13.8% to $119.5 million from $105.0 million in the fourth quarter of 2017. Revenues from the Games and FinTech segments were $67.0 million and $52.5 million, respectively, for the fourth quarter of 2018. The Company reported operating income of $17.2 million for the fourth quarter of 2018, compared to operating income of $18.1 million in the fourth quarter of 2017.
The Company recorded a loss before income tax of $3.2 million in the fourth quarter of 2018 compared to a loss before income tax of $48.8 million in the fourth quarter of 2017. The loss before income tax for the three months ended December 31, 2017 included a $37.1 million loss on early extinguishment of debt related to the Company’s repricing of its First Lien Term Loan and refinancing of its former Senior Unsecured Notes.
In the fourth quarter of 2018, the Company recorded a non-cash income tax benefit of $7.4 million compared to a non-cash income tax benefit of $23.8 million in the fourth quarter of 2017.  The income tax benefit recognized in the fourth quarter of 2018 was primarily the result of the reversal of a portion of the valuation allowance for certain deferred tax assets. The income tax benefit recognized in the fourth quarter of 2017 was primarily due to a reduction in the carrying value of the Company’s deferred tax liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act of 2017. The 2017 fourth quarter income tax benefit was partially offset by an increase in the valuation allowance for deferred tax assets.

The Company reported net income of $4.2 million, or $0.06 per diluted share, for the fourth quarter of 2018 compared to a net loss of $25.0 million, or a diluted loss per share of $(0.37), in the prior-year period.

Adjusted EBITDA for the fourth quarter of 2018 increased approximately 6.4%, or $3.3 million, to a fourth quarter record $54.6 million from $51.3 million in the fourth quarter of 2017. Games and FinTech segment Adjusted EBITDA for the three months ended December 31, 2018 were $29.6 million and $25.0 million, respectively. Games and FinTech segment Adjusted EBITDA for the three months ended December 31, 2017 were $27.2 million and $24.1 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2018	2017
	(in millions, except unit amounts and prices)
Revenues (1)	$67.0	$56.6

Operating loss (2)	$(2.8)	$(0.3)

Adjusted EBITDA (3)	$29.6	$27.2

Unit sales:
Units sold	1,177	926
Average sales price ("ASP")	$18,875	$17,611

Gaming operations installed base:
Average units installed during period:
Average units installed	13,966	13,216
Approximate daily win per unit (4)	$28.42	$26.60

Units installed at end of period:
Class II	9,370	8,875
Class III	4,629	4,421
Total installed base	13,999	13,296

Installed base - Oklahoma	6,599	6,681
Installed base - non-Oklahoma	7,400	6,615
Total installed base	13,999	13,296

Premium units	2,859	2,532

(1)
Revenues for the three months ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which was not material for the Games operating segment.

(2)	Operating loss for the three months ended December 31, 2018 includes the impact of approximately $0.2 million related to certain non-recurring professional fees.

(3)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow and Adjusted EBITDA Margin on as Comparable Basis provided at the end of this release.

(4)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2018 Fourth Quarter Games Segment Highlights
On a comparable revenue basis, Games segment revenues were $67.0 million in the fourth quarter of 2018 compared to $56.6 million in the fourth quarter of 2017.

•
Revenues from gaming operations increased approximately 11.9%, or $4.4 million, to $41.5 million in the fourth quarter of 2018 compared to $37.1 million in the prior-year period. The increase reflects year-over-year growth in both the installed base and estimated daily win per unit (“DWPU”).

◦
The installed base at December 31, 2018 increased by 703 units year over year to 13,999 units. The premium unit portion of the installed base increased 13% year over year, or 327 units, to 2,859 units. Wide-area progressive units, which are a component of the premium units, were 604 units at December 31, 2018.

◦
DWPU in the fourth quarter of 2018 increased 6.8%, or $1.82, to $28.42, compared to $26.60 in the prior-year period. The increase reflects, in part, improvements in the overall unit performance following capital investments in new cabinets and games to update a portion of the installed base, as well as an increase in the premium unit placements including wide-area progressive games. This was the fifth consecutive quarter of year-over-year growth in DWPU.

◦	Interactive revenue was $0.7 million in the fourth quarter of 2018 compared to $0.2 million in the prior-year period.

◦	Revenues from the New York Lottery business were $4.5 million in the fourth quarter of 2018 compared to $4.4 million in the prior-year period.

•
Revenues generated from the sale of gaming units and other related parts and equipment totaled $23.5 million in the fourth quarter of 2018 compared to revenues of $17.5 million in the prior-year period.

◦	Gaming unit sales increased 27% to 1,177 units in the fourth quarter of 2018 compared to 926 units in the prior-year period.

•	Other gaming revenues, which include revenues from TournEvent of Champions® qualifying events, were $1.9 million in the fourth quarter of both 2018 and 2017.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2018	2017
	(in millions, unless otherwise noted)
Revenues (1)	$52.5	$48.4

Operating income (2)	$20.0	$18.4

Adjusted EBITDA (3)	$25.0	$24.1

Aggregate dollar amount processed (in billions):
Cash advance	$1.8	$1.6
ATM	$4.9	$4.4
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.8	2.5
ATM	23.0	21.3
Check warranty	0.9	0.9

(1)
Revenues for the three months ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606. This has no impact on the Company’s operating income or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)	Operating income for the three months ended December 31, 2018 includes the impact of approximately $0.2 million related to certain non-recurring professional fees.

(3)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow and Adjusted EBITDA Margin on as Comparable Basis provided at the end of this release.

2018 Fourth Quarter Financial Technology Solutions Segment Highlights
On a comparable revenue basis, FinTech revenues increased approximately 8.5% to $52.5 million in the fourth quarter of 2018 compared to $48.4 million in the prior year period.

•
Revenues from cash access services, which include ATM, cash advance and check services, increased 8.5%, or $3.1 million, to $39.5 million in the fourth quarter of 2018 as compared to $36.4 million in the fourth quarter of 2017. The core cash access revenue growth was the result of increased same store transactions and dollars processed, as well as the benefits from new customer wins from competitive bid processes and new casino openings.

•
Equipment sales revenues increased 7.0%, or $0.3 million, to $4.6 million in the fourth quarter of 2018 as compared to $4.3 million in the fourth quarter of 2017. This increase is the result of higher sales of fully integrated kiosks in the fourth quarter of 2018 as compared to the prior-year period.

•
Revenues from information services and other, which includes kiosk maintenance, compliance products, Central Credit and other revenue, increased $0.7 million to $8.4 million, in the fourth quarter of 2018 as compared to $7.7 million in the fourth quarter of 2017.

2019 Outlook
Everi today provided its initial forecast for certain 2019 financial and operational metrics. The Company expects to generate growth in revenue, Adjusted EBITDA and Free Cash Flow in 2019. Adjusted EBITDA is expected to rise to between $252 million to $255 million, with broad-based growth across the Company’s operating segments including expectations for:

•	An increase in Gaming unit sales from the 4,513 units sold in 2018;

•	Growth in gaming operations driven by growth in both the DWPU and an increase in the number of units in the year-end installed base;

•	Increasing Interactive revenue;

•	Higher cash access service revenue in the FinTech segment;

•	An increase in sales of fully integrated kiosks and other FinTech equipment; and,

•
An increase in information services and other revenue primarily driven by expected growth in revenue related to the servicing of FinTech equipment and higher compliance revenue, as well as initial contributions related to the acquisition noted above.

In addition, excluding the capital expenditures for the recently acquired business, the Company expects capital expenditures and placement fees for 2019 will be less than the amount spent in 2018.
For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

New Revenue Recognition Standard
In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition, commonly referred to as ASC 606. The Company adopted the new standard effective January 1, 2018.
Revenues for the three and twelve month periods ended December 31, 2017 have been presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net income (loss), net earnings (loss) per diluted share or Adjusted EBITDA. For a reconciliation of the as adjusted to as reported amounts, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2018 fourth quarter and full year results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (800) 289-0438 or for international callers by dialing (323) 794-2523.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 7779057.  The replay will be available until March 19, 2019. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with, our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP. With respect to net cash position and net cash available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the adjustment to certain purchase accounting liabilities, the write-off of certain inventory and fixed assets and non-recurring professional fees. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes. We present Free Cash Flow as a measure of performance and the Company uses this measure as an indication of the strength of the Company and its ability to generate cash. We present this measure as we believe it provides investors with a better understanding of our opportunity to pay down debt. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin on as Comparable Basis is included in the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and to Free Cash Flow and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to continue expanding the segments of the gaming floor the Company’s games address; execute on key initiatives and deliver ongoing improvements; accelerate free cash flow generation; integrate the acquisition and achieve future growth; drive growth for the Company’s installed base and its DWPU, and create incremental value for its shareholders; and (b) its guidance related to 2019 financial and operational metrics, including Adjusted EBITDA, Free Cash Flow, unit sales of Gaming units and FinTech equipment, the installed base size and placements, DWPU, revenues, the contribution from the acquisition and anticipated levels of capital expenditures and placement fees, depreciation expense, amortization expense, interest expense, and income tax benefit, including cash tax payments, non-cash stock compensation expense, accretion of contract rights and net income.
The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.
These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release should be read in conjunction with the Form 10-K to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi is a leading supplier of technology solutions for the casino gaming industry. The Company Powers the Casino Floor® by providing casino operators with a diverse portfolio of products including innovative gaming machines and casino operational and management systems that include comprehensive, end-to-end financial technology solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi also provides proven, tier one land-based game content to online social and real-money markets via its Remote Game Server and operates social play for fun casinos. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence. For more information, visit www.everi.com.
Contacts

Investor Relations
Richard Land, James Leahy
JCIR
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except earnings (loss) per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues
Games revenues
Gaming operations	$41,528	$37,435	$168,146	$148,654
Gaming equipment and systems	23,539	17,544	87,038	70,118
Gaming other	1,907	1,966	3,794	4,005
Games total revenues	66,974	56,945	258,978	222,777

FinTech revenues
Cash access services	39,442	178,942	156,806	707,222
Equipment	4,639	4,251	20,977	13,258
Information services and other	8,447	7,721	32,754	31,691
FinTech total revenues	52,528	190,914	210,537	752,171

Total revenues	119,502	247,859	469,515	974,948

Costs and expenses
Games cost of revenues
Gaming operations	4,603	4,525	17,603	15,741
Gaming equipment and systems	12,428	9,163	47,121	35,707
Gaming other	1,667	1,504	3,285	3,247
Games total cost of revenues	18,698	15,192	68,009	54,695

FinTech cost of revenues
Cash access services	2,807	144,696	9,717	572,880
Equipment	2,815	2,199	12,601	7,717
Information services and other	964	851	4,110	3,253
FinTech total cost of revenues	6,586	147,746	26,428	583,850

Operating expenses	37,122	31,700	142,298	118,935
Research and development	6,184	5,156	20,497	18,862
Depreciation	17,395	12,517	61,225	47,282
Amortization	16,302	17,419	65,245	69,505
Total costs and expenses	102,287	229,730	383,702	893,129

Operating income	$17,215	$18,129	$85,813	$81,819

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Other expenses
Interest expense, net of interest income	20,412	29,830	83,001	102,136
Loss on extinguishment of debt	—	37,135	166	51,750
Total other expenses	20,412	66,965	83,167	153,886

Income (loss) before income tax	(3,197)	(48,836)	2,646	(72,067)

Income tax benefit	(7,400)	(23,787)	(9,710)	(20,164)
Net income (loss)	4,203	(25,049)	12,356	(51,903)
Foreign currency translation	(1,001)	146	(1,745)	1,856
Comprehensive income (loss)	$3,202	$(24,903)	$10,611	$(50,047)
Earnings (loss) per share
Basic	$0.06	$(0.37)	$0.18	$(0.78)
Diluted	$0.06	$(0.37)	$0.17	$(0.78)
Weighted average common shares outstanding
Basic	70,196	67,755	69,464	66,816
Diluted	74,024	67,755	73,796	66,816

The results for the three and twelve months ended December 31, 2018 reflect the adoption of ASC 606.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$12,356	$(51,903)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	61,225	47,282
Amortization	65,245	69,505
Amortization of financing costs and discounts	4,877	8,706
Loss on sale or disposal of assets	869	2,513
Accretion of contract rights	8,421	7,819
Provision for bad debts	11,459	9,737
Deferred income taxes	(10,343)	(20,015)
Write-down of inventory and fixed assets	2,575	—
Reserve for obsolescence	1,919	397
Loss on extinguishment of debt	166	51,750
Stock-based compensation	7,251	6,411
Changes in operating assets and liabilities:
Settlement receivables	143,705	(98,390)
Trade and other receivables	(29,320)	(884)
Inventory	(3,848)	(5,753)
Prepaid and other assets	1,672	(1,105)
Settlement liabilities	17,159	78,465
Accounts payable and accrued expenses	(1,102)	(8,276)
Net cash provided by operating activities	294,286	96,259
Cash flows from investing activities
Capital expenditures	(103,031)	(96,490)
Proceeds from sale of fixed assets	237	10
Placement fee agreements	(20,556)	(13,300)
Net cash used in investing activities	(123,350)	(109,780)

	Year ended December 31,
	2018	2017
Cash flows from financing activities
Proceeds from credit facility	—	820,000
Proceeds from unsecured notes	—	375,000
Repayments of prior credit facility	—	(465,600)
Repayments of secured notes	—	(335,000)
Repayments of unsecured notes	—	(350,000)
Repayments of credit facility	(8,200)	(4,100)
Debt issuance costs and discounts	(1,276)	(28,702)
Proceeds from exercise of stock options	9,610	10,906
Purchase of treasury stock	(123)	(110)
Net cash provided by financing activities	11	22,394
Effect of exchange rates on cash	(1,370)	1,292
Cash, cash equivalents and restricted cash
Net increase for the period	169,577	10,165
Balance, beginning of the period	129,604	119,439
Balance, end of the period	$299,181	$129,604

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES
(In thousands)

	Three Months Ended December 31,
	2018	2017	2017	2017
	As Reported	As Adjusted	Adjustments	As Reported
Revenues
Games revenues
Gaming operations	$41,528	$37,148	$287	$37,435
Gaming equipment and systems	23,539	17,544	—	17,544
Gaming other	1,907	1,966	—	1,966
Games total revenues	66,974	56,658	287	56,945
FinTech revenues
Cash access services	39,442	36,391	142,551	178,942
Equipment	4,639	4,251	—	4,251
Information services and other	8,447	7,721	—	7,721
FinTech total revenues	52,528	48,363	142,551	190,914
Total revenues	$119,502	$105,021	$142,838	$247,859
Costs and expenses
Games cost of revenues
Gaming operations	$4,603	$4,238	$287	$4,525
Gaming equipment and systems	12,428	9,163	—	9,163
Gaming other	1,667	1,504	—	1,504
Games total cost of revenues	18,698	14,905	287	15,192
FinTech cost of revenues
Cash access services	2,807	2,145	142,551	144,696
Equipment	2,815	2,199	—	2,199
Information services and other	964	851	—	851
FinTech total cost of revenues	6,586	5,195	142,551	147,746
Total cost of revenues	$25,284	$20,100	$142,838	$162,938

Revenues for the three month period ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES
(In thousands)

	Year Ended December 31,
	2018	2017	2017	2017
	As Reported	As Adjusted	Adjustments	As Reported
Revenues
Games revenues
Gaming operations	$168,146	$148,089	$565	$148,654
Gaming equipment and systems	87,038	70,118	—	70,118
Gaming other	3,794	4,005	—	4,005
Games total revenues	258,978	222,212	565	222,777
FinTech revenues
Cash access services	156,806	143,585	563,637	707,222
Equipment	20,977	13,258	—	13,258
Information services and other	32,754	31,691	—	31,691
FinTech total revenues	210,537	188,534	563,637	752,171
Total revenues	$469,515	$410,746	$564,202	$974,948
Costs and expenses
Games cost of revenues
Gaming operations	$17,603	$15,176	$565	$15,741
Gaming equipment and systems	47,121	35,707	—	35,707
Gaming other	3,285	3,247	—	3,247
Games total cost of revenues	68,009	54,130	565	54,695
FinTech cost of revenues
Cash access services	9,717	9,243	563,637	572,880
Equipment	12,601	7,717	—	7,717
Information services and other	4,110	3,253	—	3,253
FinTech total cost of revenues	26,428	20,213	563,637	583,850
Total cost of revenues	$94,437	$74,343	$564,202	$638,545

Revenues for the twelve month period ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At December 31,	At December 31,
	2018	2017
Cash available
Cash and cash equivalents	$297,532	$128,586
Settlement receivables	82,359	227,403
Settlement liabilities	(334,198)	(317,744)
Net cash position	45,693	38,245

Undrawn revolving credit facility	35,000	35,000

Net cash available	$80,693	$73,245

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS
(In thousands)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$4,203			$(25,049)
Income tax benefit			(7,400)			(23,787)
Loss on extinguishment of debt			—			37,135
Interest expense, net of interest income			20,412			29,830

Operating (loss) income	$(2,843)	$20,058	$17,215	$(349)	$18,478	$18,129

Plus: depreciation and amortization	29,878	3,819	33,697	25,328	4,608	29,936

EBITDA	$27,035	$23,877	$50,912	$24,979	$23,086	$48,065

Non-cash stock compensation expense	242	891	1,133	287	1,000	1,287
Accretion of contract rights	2,122	—	2,122	1,975	—	1,975
Non-recurring professional fees	204	204	408	—	—	—

Adjusted EBITDA	$29,603	$24,972	$54,575	$27,241	$24,086	$51,327

Cash paid for interest			(26,679)			(29,114)
Cash paid for capital expenditures			(24,486)			(26,433)
Cash paid for placement fees			(5,256)			(168)
Cash paid for income taxes			(56)			380

Free Cash Flow			$(1,902)			$(4,008)

Total revenues (1)	$66,974	$52,528	$119,502	$56,658	$48,363	$105,021

Adjusted EBITDA Margin	44%	48%	46%	48%	50%	49%

(1) Revenues for the three month period ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS
(In thousands)

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$12,356			$(51,903)
Income tax benefit			(9,710)			(20,164)
Loss on extinguishment of debt			166			51,750
Interest expense, net of interest income			83,001			102,136

Operating income	$3,071	$82,742	$85,813	$8,952	$72,867	$81,819

Plus: depreciation and amortization	110,157	16,313	126,470	97,487	19,300	116,787

EBITDA	$113,228	$99,055	$212,283	$106,439	$92,167	$198,606

Non-cash stock compensation expense	2,317	4,934	7,251	1,728	4,683	6,411
Accretion of contract rights	8,421	—	8,421	7,819	—	7,819
Write-off of inventory and fixed assets	2,575	—	2,575	—	—	—
Adjustment of certain purchase accounting liabilities	—	(550)	(550)	—	—	—
Non-recurring professional fees	204	204	408	—	—	—

Adjusted EBITDA	$126,745	$103,643	$230,388	$115,986	$96,850	$212,836

Cash paid for interest			(81,609)			(89,008)
Cash paid for capital expenditures			(103,031)			(96,490)
Cash paid for placement fees			(20,556)			(13,300)
Cash paid for income taxes			(402)			(180)

Free Cash Flow			$24,790			$13,858

Total revenues (1)	$258,978	$210,537	$469,515	$222,212	$188,534	$410,746

Adjusted EBITDA Margin	49%	49%	49%	52%	51%	52%

(1) Revenues for the twelve month period ended December 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA
AND PROJECTED ADJUSTED EBITDA
FOR THE YEAR ENDING DECEMBER 31, 2019
(In thousands)

	2019 Adjusted EBITDA Guidance Range (1)
	Low	High
Projected net income	$17,000	$23,000
Projected income tax benefit	(3,000)	(5,000)
Projected interest expense, net of interest income	88,000	86,000

Projected operating income	$102,000	$104,000

Plus: projected depreciation and amortization	132,000	136,000

Projected EBITDA	$234,000	$240,000

Projected non-cash stock compensation expense	8,000	7,000
Projected accretion of contract rights	10,000	8,000

Projected Adjusted EBITDA	$252,000	$255,000
(1) All figures presented are projected estimates for the year ending December 31, 2019.